Exhibit 99.1

Corporate Headquarters

1345 Avenue of the Americas, 32nd Floor

New York, NY 10105

877.826.BLUE

PRESS RELEASE

For Immediate Release

Bluerock Homes Trust (BHM) Announces Special Dividend

on Class A Common Stock and Class C Common Stock

New York, NY (December 19, 2023) – Bluerock Homes Trust, Inc. (NYSE American: BHM) (the “Company”) today announced that its Board of Directors has authorized and the Company has declared a one-time, special cash dividend of $1.00 per share of the Company's Class A Common Stock (the “Class A Common Stock”) and Class C Common Stock (the “Class C Common Stock”) to satisfy the Company’s distribution requirements as a REIT for fiscal year 2023 (the “Common Stock Dividend”).

The Common Stock Dividend will be payable in cash on Friday, January 5, 2024 to holders of Class A Common Stock and Class C Common Stock of record as of Friday, December 29, 2023.

About Bluerock Homes Trust, Inc.

Bluerock Homes Trust, Inc. (NYSE American: BHM), headquartered in New York, New York, is an externally managed REIT that owns and operates high-quality single-family properties located in attractive markets with a focus on the knowledge-economy and high quality of life regions of the Sunbelt and high growth areas of the Western United States. BHM’s principal objective is to generate attractive risk-adjusted investment returns by assembling a portfolio of pre-existing single-family rental homes and developing build-to-rent communities. BHM properties are located across a diverse group of growth markets and will seek to target a growing pool of middle-market renters seeking the single-family lifestyle without the upfront and ongoing investments associated with home ownership. For more information, please visit bluerockhomes.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 22, 2023, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact
(Media)
Josh Hoffman
(208) 475.2380
jhoffman@bluerockre.com

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